Exhibit (h)

                               FUND SERVICES, INC.
                     TRANSFER AGENCY AND SERVICES AGREEMENT


     AGREEMENT made as of______________, by and between Ameritor Investment Fund (the "Fund"), a business trust operating as an open-end investment company under the Investment Company Act of 1940, duly organized and existing under the laws of the District of Columbia, and FUND SERVICES, INC. ("FSI"), a corporation organized under the laws of the State of Virginia, provides as follows:

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest, no par value, in separate series and classes; and

     WHEREAS, the Fund may offer shares in various series (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 12, being herein referred to as a "Fund," and collectively as the "Funds") and the Fund may in the future offer shares of various classes of each Fund (each such class together with all other classes subsequently established by the Fund in a Fund being herein referred to as a "Class," and collectively as the "Classes");

     WHEREAS, the Fund has established a class of shares known as the "Shepherd Class Shares;

     WHEREAS, the Fund desires that FSI perform as the transfer agent and dividend disbursing agent for the Shepherd Class Shares ("Shepherd Class") of the Fund and FSI is willing to provide these services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and FSI hereby agree as follows:

     SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

     (a) The Fund, on behalf of the Funds, hereby appoints FSI to act as, and FSI agrees to act as, (i) transfer agent for the authorized and issued shares of the Shepherd Class ("Shares"), (ii) dividend disbursing agent and (iii) agent in connection with any accumulation, open-account or similar plans provided to the registered owners of Shares ("Shareholders") and set out in the currently effective prospectuses and statements of additional information (collectively "prospectus") of the applicable Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

     (b) In connection therewith, the Fund has delivered to FSI copies of (i) the Fund's Trust Instrument and Bylaws (collectively, as amended from time to time, "Organic Documents"), (ii) the Fund's Registration Statement and all amendments thereto filed with the

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U.S.  Securities and Exchange  Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"), (iii) the Fund's current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"), (iv) each current plan of distribution or similar document adopted by the Fund under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Fund ("Service Plan"), and (v) all applicable procedures adopted by the Fund with respect to the Funds, and shall promptly furnish FSI with all amendments of or supplements to the foregoing. The Fund shall deliver to FSI a certified copy of the resolution of the Board of Trustees of the Fund (the "Board") appointing FSI and authorizing the execution and delivery of this Agreement.

     SECTION 2. DUTIES OF FSI

     (a) FSI agrees that in accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Funds, as applicable, and FSI, FSI will perform the following services:

     (i) provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including: (A) maintaining all Shareholder accounts,
     (B) preparing Shareholder meeting lists, (C) mailing proxies and related materials to Shareholders, (D) mailing Shareholder reports and prospectuses to current Shareholders, (E) withholding taxes on U.S. resident and non-resident alien accounts, (F) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders, (G) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (H) preparing and mailing activity statements for Shareholders at a minimum, following each transaction and each quarter-end, and (I) providing Shareholder account information;

     (ii) receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the applicable Fund (the "Custodian");

     (iii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

     (iv) receive for acceptance redemption requests and deliver the appropriate documentation therefor to the Custodian;

     (v) as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

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     (vi) effect  transfers of Shares upon receipt of  appropriate  instructions from Shareholders;

     (vii) prepare and transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Fund with respect to Shares;

     (viii) issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by FSI of indemnification satisfactory to FSI and protecting FSI and the Fund and, at the option of FSI, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification;

     (ix) receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments, as appropriate, to the underwriter or Fund Manager for commissions and service fees received;

     (x) track shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Fund and provide periodic reporting to the Fund or its administrator or other agent;

     (xi) maintain records of account for and provide reports and statements to the Fund and Shareholders as to the foregoing;

     (xii) record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended ("1934 Act") a record of the total number of Shares of the Fund, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Fund, and are issued and outstanding and provide the Fund on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

     (xiii) provide a system which will enable the Fund to calculate the total number of Shares of each Fund and Class thereof sold in each State;

     (xiv) provide necessary information to the Fund to enable to Fund to monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States; and

     (xv) oversee the activities of proxy solicitation firms, if requested by the Fund.

     (b) FSI shall receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by the Fund, all pursuant to mutually acceptable compensation and implementation agreements.

                                       3
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     (c) The Fund or its  administrator or other agent (i) shall identify to FSI in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively "States") and (ii) shall monitor the sales activity
with  respect  to  Shareholders   domiciled  or  resident  in  each  State.  The
responsibility of FSI for the Fund's State registration status is solely limited to the reporting of transactions to the Fund, and FSI shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares,
which  functions  shall  be  the  sole   responsibility   of  the  Fund  or  its
administrator or other agent.

     (d) FSI shall establish and maintain facilities and procedures reasonably acceptable to the Fund for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. FSI shall establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of all records maintained by FSI pursuant to this Agreement.

     (e) FSI shall cooperate with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

     (f) Except with respect to FSI's duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

     SECTION 3. RECORDKEEPING

     (a) Prior to the commencement of FSI's responsibilities under this Agreement, if applicable, the Fund shall deliver or cause to be delivered over to FSI (i) an accurate list of Shareholders of the Fund, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by FSI under this Agreement (collectively referred to as the "Materials"). The Fund shall on behalf of each applicable Fund or Class indemnify and hold FSI harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any error, omission, inaccuracy or other deficiency of the Materials, or out of the failure of the Fund to provide any portion of the Materials or to provide any information in the Fund's possession or control reasonably needed by FSI to perform the services described in this Agreement.

     (b) FSI shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, FSI agrees that all

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such  records  prepared or  maintained  by FSI  relating  to the  services to be performed by FSI under this Agreement are the property of the Fund and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Fund on and in accordance with the Fund's request. The Fund and the Fund's authorized representatives shall have access to FSI's records relating to the services to be performed under this Agreement at all times during FSI's normal business hours. Upon the reasonable request of the Fund, copies of any such records shall
be   provided   promptly   by  FSI  to  the  Fund  or  the   Fund's   authorized
representatives.

     (c) FSI and the Fund agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     (d) In case of any requests or demands for the inspection of the Shareholder records of the Fund, FSI will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. FSI shall abide by the Fund's instructions for granting or denying the inspection; provided, however, that FSI may grant the inspection regardless of the Fund's instructions if FSI is advised by counsel to FSI that failure to do so will result in liability to FSI.

     SECTION 4. ISSUANCE AND TRANSFER OF SHARES

     (a) FSI shall make original issues of Shares of each Fund and Class thereof in accordance with the Fund's then current prospectus only upon receipt of (i) instructions requesting the issuance, (ii) a certified copy of a resolution of the Board authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Fund's counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If the opinion described in (iv) above is contingent upon a filing under Section 24 of the 1940 Act, the Fund shall indemnify FSI for any liability arising from the failure of the Fund to comply with that section or the rules thereunder.

     (b) Transfers of Shares of each Fund and Class thereof shall be registered on the Shareholder records maintained by FSI. In registering transfers of Shares, FSI may rely upon the Uniform Commercial Code as in effect in the State of Virginia or any other statutes that, in the opinion of FSI's counsel, protect FSI and the Fund from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry,
(iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As transfer agent, FSI will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

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     SECTION 5. SHARE CERTIFICATES

     (a) The Fund shall furnish to FSI a supply of blank share certificates of each Fund and Class thereof and, from time to time, will renew such supply upon FSI's request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized to sign by the Organic Documents of the Fund and, if required by the Organic Documents, shall bear the Fund's seal or a facsimile thereof. Unless otherwise directed by the Fund, FSI may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Fund.

     (b) New Share certificates shall be issued by FSI upon surrender of outstanding Share certificates in the form deemed by FSI to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. FSI shall forward Share certificates in "non-negotiable" form by first-class or registered mail, or by whatever means FSI deems equally reliable and expeditious. FSI shall not mail Share certificates in "negotiable" form unless requested in writing by the Fund and fully indemnified by the Fund to FSI's satisfaction.

     (c) In the event that the Fund informs FSI that any Fund or Class thereof does not issue share certificates, FSI shall not issue any such share certificates and the provisions of this Agreement relating to share certificates shall not be applicable with respect to those Funds or Classes thereof.

     SECTION 6. SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS

     (a) Shares shall be issued in accordance with the terms of a Fund's or Class' prospectus after FSI or its agent receives either:

     (i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

     (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

     (b) Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

     (c) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the prospectus of the applicable Class or Fund:

     (i) for a wire received, at the time of the receipt of the wire;

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     (ii) for a check drawn on a member bank of the Federal Reserve  System,  on the next Fund business day following receipt of the check; and

     (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as FSI is credited with Federal Funds with respect to that check.

     SECTION 7. COMPENSATION AND EXPENSES

     (a) For the services provided by FSI pursuant to this Agreement, the Fund, on behalf of each Fund, agrees to pay FSI the fees set forth in Appendix A hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to FSI such compensation as shall be payable prior to the effective date of termination. The Fund acknowledges that FSI may from time to time earn money on amounts in the deposit accounts maintained by FSI to service the Funds (and other clients serviced by FSI).

     (b) In connection with the services provided by FSI pursuant to this Agreement, the Fund, on behalf of each Fund, agrees to reimburse FSI for the expenses set forth in Appendix A hereto. In addition, the Fund, on behalf of the applicable Fund, shall reimburse FSI for all reasonable incurred expenses and employee time (at 150% of salary) attributable to any review of the Fund's accounts and records by the Fund's independent accountants or any regulatory body outside of routine and normal periodic reviews. Routine and normal period reviews shall, at a minimum, include the review of the Fund's annual and semi-annual financial statements by the Fund's accountants, and routine examinations by any regulator having jurisdiction over the Fund. Should the Fund exercise its right to terminate this Agreement, the Fund, on behalf of the applicable Fund, shall reimburse FSI at rates set forth in Appendix A for all reasonable incurred out-of-pocket expenses and employee time associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities.

     (c) All fees and reimbursements are payable in arrears on a monthly basis and the Fund, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within five (5) business days following receipt of the respective billing notice.

     SECTION 8. REPRESENTATIONS AND WARRANTIES

     (a) FSI represents and warrants to the Fund that:

     (i) It is a corporation duly organized and existing and in good standing under the laws of the State of Virginia;

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     (ii)  It is duly  qualified  to  carry  on its  business  in the  State  of
     Virginia;

     (iii) It is empowered under applicable laws and by its By-Laws to enter into this Agreement and perform its duties under this Agreement;

     (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

     (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

     (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of FSI, enforceable against FSI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

     (vii) It is  registered  as a transfer  agent under Section 17A of the 1934
     Act.

     (b) The Fund represents and warrants to FSI that:

     (i) It is a business trust duly organized and existing and in good standing under the laws of the District of Columbia;

     (ii) It is empowered under applicable laws and by its By-Laws to enter into this Agreement and perform its duties under this Agreement;

     (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

     (iv) It is an open-end management investment company registered under the 1940 Act;

     (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

     (vi) A registration statement under the Securities Act is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Fund being offered for sale.

     SECTION 9. PROPRIETARY INFORMATION

     (a) The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by FSI on

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databases  under the control and  ownership  of FSI or a third party  constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to FSI or the third party. The Fund agrees to treat all Proprietary Information as proprietary to FSI and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

     (b) FSI acknowledges that the Shareholder list and all information related to Shareholders furnished to FSI by the Fund or by a Shareholder in connection with this Agreement (collectively, "Customer Data") constitute proprietary information of substantial value to the Fund. In no event shall Proprietary Information be deemed Customer Data. FSI agrees to treat all Customer Data as proprietary to the Fund and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Fund.

     SECTION 10. INDEMNIFICATION

     (a) FSI shall not be responsible for, and the Fund shall on behalf of each applicable Fund or Class thereof indemnify and hold FSI harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

     (i) all actions of FSI or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

     (ii) the Fund's lack of good faith or the Fund's negligence or willful misconduct;

     (iii) the reliance on or use by FSI or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any previous transfer agent or registrar;

     (iv) the reasonable reliance on, or the carrying out by FSI or its agents or subcontractors of, any instructions or requests of the Fund on behalf of the applicable Fund, so long as these instructions or requests are believed to be genuine; and

     (v) the offer or sale of Shares in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any State that such Shares be registered in such State or in violation of any stop order or other determination or ruling by any federal agency or any State with respect to the offer or sale of such Shares in such State.

     (b) FSI shall indemnify and hold harmless the Fund and each Fund or Class thereof from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by FSI as a result of FSI's lack of good faith, negligence or willful misconduct with respect

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to the services performed under or in connection with this Agreement;  provided, however, that FSI shall indemnify and hold the Fund and each Fund or Class thereof harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability with regard to "as of" adjustments arising out of or attributed to any processing of Shareholder purchase and redemption requests at an incorrect NAV as a result of FSI's lack of good faith, negligence or willful misconduct as follows:


     (i) FSI shall reimburse each applicable Fund (or Class) for any net losses to the Fund (or Class) during each NAV Error Period resulting from an NAV Difference that is at least $0.01 per Fund share. FSI shall reimburse the Fund (or Class) and each Fund (or Class) shareholder for any losses experienced by the Fund or any Fund shareholder, as applicable, during each NAV Error Period resulting from an NAV Difference that is at least $0.01 per Fund share and that, as a percentage of Recalculated NAV of such Fund (or Class), is at least 1/2 of 1%; provided, however, that FSI shall not be responsible for reimbursing any Fund with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $10.

     (ii) For purposes of this Agreement, (1) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, (2) NAV Error Period shall mean any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 per Fund share or more exists, (3) NAV Differences and any FSI liability therefrom are to be calculated each time a Fund's (or Class's) NAV is calculated, (4) in calculating any amount for which FSI would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted and
     (5) in calculating any amount for which FSI would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

     (iii) In the event that the SEC policy with respect to the error correction, as reflected herein, changes any time after the date hereof the more restrictive of the provisions of the revised SEC policy, or the terms of this Agreement shall govern, so that the Fund and/or shareholders affected by the error shall receive the greater of the amounts due under the Agreement or the revised SEC policy.

     (c) At any time FSI may apply to any officer of the Fund for instructions, and may consult with legal counsel to the Fund or to FSI with respect to any matter arising in connection with the services to be performed by FSI under this Agreement, and FSI and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. FSI, its agents and subcontractors shall be protected and indemnified in acting upon (i) any paper or document furnished by or on behalf of the Fund, reasonably believed by FSI to be genuine and to have been signed by the proper person or persons, (ii) any instruction, information, data, records or documents provided FSI or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means reasonably believed by FSI to be authorized by the Fund, and (iii) any authorization, instruction, approval, item or set of data, or information of any kind transmitted to FSI in person or by telephone, vocal telegram or other electronic means, reasonably believed by FSI to be genuine and to have been given by the proper person or persons. FSI shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. FSI, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Fund.

     (d) If the Fund has the ability to originate electronic instructions to FSI in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event FSI shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by FSI from time to time.

     (e) The Fund has authorized or in the future may authorize FSI to act as a "Mutual Fund Services Member" for the Fund or various Funds. Fund/SERV and Networking are services sponsored by the National Securities Clearing Corporation ("NSCC") and as used herein have the meanings as set forth in the then current edition of NSCC Rules and Procedures published by NSCC or such other similar publication as may exist from time to time. The Fund shall indemnify and hold FSI harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly or indirectly out of or attributed to any action or failure or omission to act by NSCC.

     (f) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party in writing of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

     SECTION 11. EFFECTIVENESS, DURATION AND TERMINATION

     (a) This Agreement shall become effective with respect to each Fund or Class on the later of the date on which the Fund's Registration Statement relating to the Shares of the Fund or Class becomes effective or the date of the commencement of operations of the Fund or Class. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

     (b) This Agreement shall continue in effect with respect to a Fund until terminated; provided, that continuance is specifically approved at least annually (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund and (ii) by a vote of a majority of trustees of the Fund who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Fund).

     (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the Board on sixty (60) days' written notice to FSI or (ii) by FSI on sixty (60) days' written notice to the Fund. Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed. Upon notice of termination of this Agreement by either party, FSI shall promptly transfer to the successor transfer agent the original or copies of all books and records maintained by FSI under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out the successor transfer agent's responsibilities.

     (d) The obligations of Sections 3, 7, 8, 9, 10, 14, 15, and 17 shall survive any termination of this Agreement.

     SECTION 12. ADDITIONAL FUNDS AND CLASSES

     In the event that the Fund establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. FSI or the Fund may elect not to make any such series or classes subject to this Agreement.

     SECTION 13. ASSIGNMENT

     Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. FSI may, without further consent on the part of the Fund, subcontract for the performance hereof with any entity, including affiliated persons of FSI; provided however, that FSI shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as FSI is for its own acts and omissions.

     SECTION 14. FORCE MAJEURE

     FSI shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, terrorist activity, war, riots or failure of the mails or any transportation medium, communication system or power supply, provided, however, that FSI shall maintain industry standard disaster recovery policies.

     SECTION 15. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The trustees of the Fund and the shareholders of each Fund shall not be liable for any obligations of the Fund or of the Funds under this Agreement, and FSI agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which FSI's rights or claims relate in settlement of such rights or claims, and not to the Directors of the Fund or the shareholders of the Funds.

     SECTION 16. TAXES

     FSI shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Fund or any Shareholder or any purchase of Shares, excluding taxes assessed against FSI for compensation received by it under this Agreement.

     SECTION 17. ANTI MONEY LAUNDERING POLICIES

     FSI agrees to maintain in effect appropriate policies and procedures sufficient to ensure compliance with federal anti-money laundering laws and regulations and will make such policies and procedures available for inspection by the Fund upon request.

     SECTION 18. MISCELLANEOUS

     (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

     (b) Except to add new Funds and Classes in accordance with Section 12, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

     (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Virginia.

     (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

     (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both FSI and the Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

     (g) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (h) Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

     (i) Nothing contained in this Agreement is intended to or shall require FSI, in any capacity hereunder, to perform any functions or duties on any day other than a business day on which the New York Stock Exchange is open for business. Functions or duties normally scheduled to be performed on any day which is not a business day on which the New York Stock Exchange is open shall be performed on, and as of, the next business day, unless otherwise required by law.

     (j) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Series of the Fund are separate and distinct from the assets and liabilities of each other Series and that no Series shall be liable or shall be charged for any debt, obligation or liability of any other Series, whether arising under this Agreement or otherwise.

     (k) No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of FSI shall be liable at law or in equity for FSI's obligations under this Agreement.

     (l) Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     (m) The terms and "affiliated person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings ascribed thereto in the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

                                        AMERITOR INVESTMENT FUND


                                        By:
                                           -------------------------------------


                                        FUND SERVICES, INC.


                                        By:
                                           -------------------------------------

Attachment A

                                  FEE SCHEDULE


Fees for Transfer Agent services, per portfolio or class, are as shown below:

     10 Basis points of Average Daily Net Assets on the first $50,000,000.00
      8 Basis points of Average Daily Net Assets on the next $50,000,000.00
      6 Basis points of Average Daily Net Assets on assets over $100,000,000.00 Minimum annual fee is $12,000.00.
Fees are payable monthly at 1/12 the annual rate.

For new share classes established within a Portfolio, fees will be billed at the 10 basis point rate until the annual fees for that class exceed the $12,000.00 minimum or until the new class has been active for a period of two years, whichever occurs first.

Voice Response Unit (VRU) Fees:
     Set up fee:                                          $ 1,000.00
     Monthly Maintenance Fee:                             $   250.00/month
     Per call fees:                                       $     0.15/call

Internet Access (look-up only):
     Set up fee:                                          $ 1,500.00
     Monthly Maintenance Fee:                             $   750.00/month

Out of pocket expenses are in addition to the above rates and will be billed monthly, as incurred, with no mark-up or set-off. Out of pocket expense items include, but are not limited to: fund documents (shareholder transaction or periodic statements, tax forms, check stock, proxy statements, envelopes, etc.), postage, telephone expense (800 numbers, fund-related long distance charges, facsimile telephone expense), outside mailing services (when necessary), printing/duplicating costs, etc.

The one-time set-up fee - $1,000.00.

The charge for conversion of data files from the current Transfer Agent system to FSI's system will be $2.50/account plus out of pocket expenses. The cost of any special programming or systems development required will be included in the out of pocket expenses.